Exhibit 5.1

January 5, 2004

Mr. Walter E. Daller, Jr. President and Chief Executive Officer Harleysville National Corporation 483 Main Street PO Box 195 Harleysville, PA
RE:	Harleysville National Corporation/Millennium Bank Our File No: 03-899

Dear Mr. Daller:

        We are special counsel to Harleysville National Corporation (the "Company") in connection with the Company's acquisition of Millennium Bank (the "Bank"). In connection with the transaction, the Company proposes to offer up to 1,235,958 shares of common stock, par value $1.00 per share (the "Common Stock"), to shareholders of the Bank. The Common Stock is covered by a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with the registration of the Common Stock, we have reviewed:

  1.
  The Articles of Incorporation of the Company, as amended;

  2.
  The Bylaws of the Company, as amended;

  3.
  Resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, certified by the Secretary of the Company;

  4.
  The Agreement and Plan of Merger, dated as of October 15, 2003, by and among the Company, Harleysville National Bank and Trust Company and the Bank (the "Agreement"); and

  5.
  The Registration Statement.

        Based on our review of the foregoing, it is our opinion that:

  a.
  The Company is a corporation, duly organized and in good standing under the laws of the Commonwealth of Pennsylvania; and

  b.
  The Common Stock covered by the Registration Statement has been duly authorized and, when issued pursuant to the terms described in the Registration Statement and the Agreement, will be legally issued by the Company and fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the related Proxy Statement/Prospectus. In giving this consent, we do not admit that we are experts within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
SHUMAKER WILLIAMS, P.C.
/S/ NICHOLAS BYBEL, JR. By: Nicholas Bybel, Jr.